Exhibit 10.1

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT (this “Agreement”) is entered into as of the 21st day of January, 2009 (hereinafter referred to as the effective date of the Agreement), by and between TURBINE TRUCK ENGINES, INC., a Nevada corporation (hereinafter referred to as “TURBINE”), and Aerospace Machinery & Electric Equipment Co. Ltd, a Chinese corporation (hereinafter referred to as “AMEC” ).

WITNESSETH:

WHEREAS, TURBINE and AMEC wish to enter into a strategic alliance for the collaborative engineering, technical development and commercialization of the Detonation Cycle Gas Turbine Engine (“DCGT”)with exclusive rights owned by The Joint Venture; and

WHEREAS, the parties, as a result of such collaborative efforts, desire to establish a Joint Venture to manufacture, market and sell the DCGT in China once the DCGT has been shown to have commercial market potential.

NOW, THEREFORE, in consideration of the foregoing and of the mutual premises hereinafter expressed, the parties hereto do mutually agree as follows:

ARTICLE I. SCOPE OF STRATEGIC ALLIANCE.

A. TURBINE will, upon signing of this Agreement, deliver to AMEC, a file of milestones (detailed description step by step) for the DCGT project, for the purpose of allowing AMEC to learn the progress and schedule of the DCGT to date.

B. TURBINE will file for patent protection in China under the PCT (Patent Cooperation Treaty).

C. TURBINE and AMEC shall, in good faith, and in a professional manner, work independently and collectively in a friendly competitive manner towards the modification of the DCGT to see who can make the best design or give the best innovative ideas on the DCGT engines.

D. The final engineering design of the DCGT prototype engine will be made after the collaborative work by the engineers of the TURBINE and AMEC engineers, with Michael Rouse, being the sole and final arbiter of the designs to be pursued.

E. AMEC will also undertake to modify or give ideas and direction to TURBINE for the DCGT engine into a 150HP engine for cars, and a 400HP engine for buses.

F. AMEC will utilize all resources available to them, at their own expenses to aid in design modifications, Construction and testing and integration. TURBINE will assume all expenses of work performed in the USA.

G. AMEC acknowledges that the DCGT engine is a proprietary design, covered by United States Patents, and being developed by TURBINE under a License Agreement with Alpha Engines. AMEC warrants and represents to TURBINE that it will do nothing which will interfere or infringe on the Patents and or the License Agreement. AMEC may not use the licensed technology without the prior written consent of both parties under a formal license agreement.

H. All core designs shall belong to the Inventor, any modifications and improvements shall belong to the parties.

I. For and in consideration of the execution of this Strategic Alliance and the participation and performance by AMEC hereunder, TURBINE and AMEC intend to form a joint venture whereby AMEC will be exclusive licensed to manufacture market and sell the DCGT engines in China.

ARTICLE II. MANAGEMENT.

Each party shall designate a partner, officer or other senior person to be responsible for the overall administration of this Agreement.

ARTICLE III. CONFIDENTIAL INFORMATION.

The parties acknowledge and agree that in the course of the performance by AMEC contemplated hereunder (collectively, the “Services”) or additional services pursuant to this Agreement, that AMEC may be given access to, or come into possession of, confidential information of TURBINE which information may contain trade secrets, proprietary data or other confidential material of that party. Therefore the parties have executed a Non-Disclosure Agreement which is attached hereto as Exhibit A, and incorporated by reference as if fully set forth herein. Materials used in any engagement undertaken pursuant to this Agreement shall not be altered or changed without the consent of both parties.

ARTICLE IV. NO PARTNERSHIP.

Nothing herein contained shall be construed to imply a joint venture, partnership or principal-agent relationship between AMEC and TURBINE, and neither party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing. Accordingly, for tax, property and liability purposes AMEC will provide the AMEC Services and TURBINE will perform the TURBINE Services, each on a professional basis and as an independent contractor of the other. During the performance of the any of the Services, AMEC’s employees will not be considered employees of TURBINE, and vice versa, within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, worker’s compensation, industrial accident, labor or taxes of any kind. AMEC’s personnel who are to perform the AMEC Services or additional services to be provided by AMEC hereunder shall be under the employment, and ultimate control, management and supervision of AMEC. TURBINE’s personnel who are to perform the TURBINE Services or additional services to be provided by TURBINE hereunder shall be under the employment, and ultimate control, management and supervision of TURBINE. It is understood and agreed that TURBINE’s employees shall not be considered AMEC’s employees within the meaning or application of AMEC’s employee fringe benefit programs for the purpose of vacations, holidays, pension, group life insurance, accidental death, medical, hospitalization, and surgical benefits, and vice versa.

ARTICLE V. TRADEMARK, TRADE NAME AND COPYRIGHTS.

Except as expressly provided herein, this Agreement does not give either party any ownership rights or interest in the other party’s trade name, patents, trademarks or copyrights.

ARTICLE VI. INDEMNIFICATION.

Each of AMEC and TURBINE, at its own expense, shall indemnify, defend and hold the other, its partners, shareholders, directors, officers, employees, and agents harmless from and against any and all third-party suits, actions, investigations and proceedings, and related costs and expenses (including reasonable attorney’s fees) resulting solely and directly from the indemnifying party’s negligence or willful misconduct. Neither AMEC nor TURBINE shall be required hereunder to defend, indemnify or hold harmless the other and/or its partners, shareholders, directors, officers, employees and agents, or any of them, from any liability resulting from the negligence or wrongful acts of the party seeking indemnification of any third-party. Each of AMEC and TURBINE agrees to give the other prompt written notice of any claim or other matter as to which it believes this indemnification provision is applicable. The indemnifying party shall have the right to defend against any such claim with counsel of its own choosing and to settle and/or compromise such claim as it deems appropriate. Each party further agrees to cooperate with the other in the defense of any such claim or other matter.

ARTICLE VII. NON-SOLICITATION OF PERSONNEL.

TURBINE and AMEC agree not to engage in any attempt whatsoever, to hire, or to engage as independent contractors, the other’s employees or independent contractors during the term of this Agreement and for a period of six (6) months following expiration or termination of this Agreement except as may be mutually agreed in writing.

ARTICLE VIII. INTELLECTUAL PROPERTY.

Work performed on engagements pursuant to this Agreement by either AMEC and/or TURBINE and information, materials, products and deliverables developed in connection with engagements pursuant to this Agreement shall be the property of the parties. All underlying methodology utilized by TURBINE and AMEC respectively which was created and/or developed by either prior to the date of this Agreement and utilized in the course of performing engagements pursuant to this Agreement shall not become the property of the other. Each party’s rights, titles and interests are described in the Non-Disclosure Agreement attached hereto as Exhibit A.

ARTICLE IX . GENERAL PROVISIONS.

A. Entire Agreement: This Agreement together with all documents incorporated by reference herein, constitutes the entire and sole agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, negotiations, understandings, or other matters, whether oral or written, with respect to the subject matter hereof. This Agreement cannot be modified, changed or amended, except for in writing signed by a duly authorized representative of each of the parties.

B. Conflict: In the event of any conflict, ambiguity or inconsistency between this Agreement and any other document which may be annexed hereto, the terms of this Agreement shall govern.

C. Assignment and Delegation: Neither party shall assign or delegate this Agreement or any rights, duties or obligations hereunder to any other person and/or entity without prior express written approval of the other party.

D. Notices: Any notice required or permitted to be given under this Agreement shall be in writing, by hand delivery, commercial overnight courier or registered or certified U.S. Mail, to the address stated below for TURBINE or to the address stated below for AMEC, and shall be deemed duly given upon receipt, or if by registered or certified mail three (3) business days following deposit in the U.S. Mail. The parties hereto may from time to time designate in writing other addresses expressly for the purpose of receipt of notice hereunder.

If to:	Turbine Truck Engines, Inc.	If to:	Aerospace Machinery & Electric
	Attn: Michael Rouse		Equipment Co., Ltd
	917 Biscayne Blvd., Suite 6		Attn: Yong Hong
	DeLand, Florida 32724		No. 8 Fucheng Road, Haidian District,
	USA		Beijing, China 100830

With a Copy to:
Kimberly L. Graus, P.A.
4949 SR 64 E, #141
Bradenton, Fl. 34208
USA

E. Severability: If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

F. Governing Law: This Agreement all future agreements shall be governed by and construed in accordance with the laws of the State of Florida and the laws of China without giving effect to its choice of law principles.

G. Paragraph Headings: The paragraph headings set forth in this Agreement are for the convenience of the parties, and in no way define, limit, or describe the scope or intent of this Agreement and are to be given no legal effect.

H. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

I. Exhibits: The Exhibits attached hereto are made a part of this Agreement as if fully set forth herein.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have caused this Agreement to be executed as of the date first written above.

AEROSPACE MACHINERY & ELECTRIC EQUIPMENT Co., Ltd.	TURBINE TRUCK ENGINES, INC.

By:	By:
Name:	Name:	Michael Rouse

Exhibit A

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is made and entered into by and between TURBINE TRUCK ENGINES, INC. having an office located at 917 Biscayne Blvd. Suite 6, DeLand, FL. 32724 (hereinafter referred to as TTE) and AEROSPACE MACHINERY & ELECTRIC EQUIPMENT Co. Ltd. having offices located at No. 8 Fucheng Road, Haidian District, Beijing, China (hereinafter referred to as AMEC)

WITNESSETH:

WHEREAS, AMEC and TTE desire to examine or evaluate and/or determine possible utilization of a subject of mutual interest relating to engine design, development, manufacture, marketing, sales, licensing and investment.

WHEREAS, both parties are interested in cooperating in this endeavor and, in order to further this cooperative effort, each is willing to disclose certain confidential, proprietary, and/or trade secret information ("Confidential Information") to the other provided the other agrees not to disclose said information to any third parties;

NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings of the parties as set forth below, the parties herein agree as follows:

1

I.

A.	All information disclosed by one party to the other concerning the above mentioned subject, except as set forth below, whether disclosed verbally, by samples or in writing, shall be considered Confidential Information.

B.	All written, printed or tangible documents, formulas, samples and materials submitted by one party to the other hereunder and all copies thereof, shall be returned to the submitting party upon request and, in any event, upon termination of this Agreement.

II.

Each party agrees that Confidential Information disclosed to it hereunder shall be retained in secret and shall not be used for its own purposes or those of others, or disclosed to others, indefinitely, even beyond the termination of this Agreement, unless the information:

a)	was known to the receiving party prior to disclosure by the disclosing party;

b)	was publicly available at the time of the disclosure to the receiving party;

c)	subsequently becomes publicly available through no fault of the receiving party; or

d)	is rightfully acquired by the receiving party subsequent to disclosure by the disclosing party from a third party who is not in breach of a confidential relationship to the disclosing party with regard to such information.

2

III.

A.	Each party further agrees that it will disclose the aforesaid Confidential Information only to such of its employees who have a need to know said Confidential Information in order to carry out its responsibilities and only then to employees who have been advised of the confidential nature of the information and have agreed to accept the same obligation of secrecy.

B.	This agreement represents the entire understanding of the parties. This Agreement shall not be construed to create any obligation on the part of either party to retain services or to compensate each other in any manner, except as may be set forth by a separate written agreement duly executed by both parties.

C.	The parties agree that the State of Florida will and Beijing China govern the construction of this Agreement and the parties agree that the Courts in the County of Volusia, State of Florida, shall be the exclusive forum for the resolution of any and all disputes arising out of this Agreement. Both parties agree to submit to the County of Volusia, State of Florida and Beijing China jurisdiction regarding the interpretation of this Agreement and the obligations of the parties hereunder.

D.	Neither party may assign this Agreement or its duties hereunder without the express written consent of the other.

If the foregoing is acceptable, please have both originals of this Agreement executed by an appropriate officer and return one original to TTE.

3

By their hands these parties agree to, accept and execute this Agreement on this 21st day of January, 2009 A.D. the

TURBINE TRUCK ENGINES, INC.	WITNESS:
A Nevada Corporation

By:	By:
Michael Rouse, CEO		Terry Ho

AEROSPACE MACHINERY & ELECTRIC EQUIPMENT Co. Ltd.	WITNESS:
A Chinese Corporation

By:	By:
(Name & title typed or printed)		(Name typed or printed)

4